Exhibit (h)(3)(x)

STERLING CAPITAL FUNDS

ELECTRONIC PROSPECTUS SERVICES AGREEMENT

This Electronic Prospectus Services Agreement (the “Agreement”) is made as of July 30, 2015, by and among Sterling Capital Management LLC (the “Company”), Sterling Capital Funds, a Massachusetts business trust (the “Trust”), on behalf of each series thereof, separately and not jointly, and BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”).

BACKGROUND:

A.

The Company and BNY Mellon are parties to a Sub-Administration Services Agreement dated as of December 18, 2006, as amended to date (the “Sub-Administration Agreement”), relating to BNY Mellon’s provision of certain registration statement services to the Trust.

B.

The Company and the Portfolios desire that BNY Mellon provide the services described in this Agreement to each of the Portfolios as such term is described in the Sub-Administration Agreement. For the avoidance of doubt, such services are in addition to, and not duplicative of, services provided by BNY Mellon pursuant to the Sub-Administration Agreement.

C.	This Background section is hereby incorporated by reference in and made a part of this Agreement.

TERMS:

In consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.

BNY Mellon, pursuant to the actions of its corporate parent, has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon an online content management system to draft the annual update to a fund’s registration statement or such portions thereof as the parties hereto may agree (“Annual Registration Statement”) for its clients. Notwithstanding anything to the contrary in this Agreement, BNY Mellon shall not be obligated to perform any of the services described in this Agreement unless an agreement for the provision of such services is then-currently in effect with the Print Vendor.

2.	BNY Mellon shall provide the following services to the Portfolios:

a.	Online composition and rendering of the Annual Registration Statement;
b.	Manage the Annual Registration Statement review and comment process with relevant parties;
c.	Provide reasonable data alterations during the Annual Registration Statement production cycle;

d.	Generate print-ready PDF and EDGAR HTML files of the Annual Registration Statement;
e.	Coordinate the SEC filing of the Annual Registration Statement with the Portfolio’s financial printer; and
f.	Perform such additional related services for the Portfolios on such terms and for such fees as the parties hereto may agree in writing.

3.

BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Company and any entities unaffiliated with BNY Mellon (collectively, for this Agreement, “Third Parties”) of data required for the preparation of the Annual Registration Statement, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) review of such data provided to it by any Third Party. This Section 3 is a limitation of responsibility provision for the benefit of BNY Mellon, and shall not be used to imply any responsibility or liability against BNY Mellon.

4.

The Company and counsel to the Portfolios, in a timely manner, shall review and comment on each Annual Registration Statement, as the Company deems necessary. The Company and counsel to the Portfolios shall provide timely final sign-off of, and authorization and direction to file, each Annual Registration Statement. Absent such timely final sign-off, BNY Mellon shall be excused from its obligations to prepare and file the affected Annual Registration Statement.

5.

Notwithstanding any provision of this Agreement, the services are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Company, the Portfolios or any other person. Neither this Agreement nor the provision of the services establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Company, the Portfolios or any other person. The scope of services to be provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Company or the Portfolios, unless the parties hereto expressly agree in writing to any such increase.

6.

As compensation for the services, the Portfolios will pay to BNY Mellon such fees as may be agreed to in writing by the Portfolios and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor.

The Company hereby represents and warrants to BNY Mellon that the fees and expenses associated with this Agreement have been fully disclosed to the Board of Trustees of each Portfolio and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses.

7.

Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about investments, investment strategies, investment research, research and portfolio management methodologies, product plans, marketing strategies, finances, operations, customer relationships, customer profiles (including nonpublic financial and other information relating to customers), customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust, the Company or BNY Mellon or their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust, the Company or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable, of the Trust, the Company or BNY Mellon; and (d) anything designated as confidential, by the Trust, the Company or BNY Mellon. Notwithstanding the foregoing:

(i)                    Information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (1) is already known to the receiving party at the time it is obtained; (2) is or becomes publicly known or available through no wrongful act of the receiving party; (3) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; or (4) is released by the protected party to a third party without restriction.

(ii)                    Confidential Information may be disclosed by the receiving party (the party that received the Confidential Information from the protected party) where the Confidential Information: (1) is required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or order made pursuant to applicable law, provided that the receiving party has provided the protected party prior written notice of the same, to the extent such notice is not prohibited by law; (2) is reasonably relevant to the defense of any claim or cause of action asserted against the receiving party provided that the receiving party has provided the protected party prior written notice of the same, to the extent such notice is not prohibited by law; (3) is Trust information provided by BNY Mellon in connection with an independent third party compliance or other review; provided that the recipient is bound by a duty of confidentiality; or (4) release of such information by BNY Mellon is necessary in connection with the provision of services under this Agreement, provided that the recipient is bound by a duty of confidentiality.

The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

8.	BNY Mellon shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement.

9.	Miscellaneous.

(a)	Capitalized terms not defined in this Agreement have their respective meanings as defined in the Sub-Administration Agreement.

(b)	In the event of a conflict between the terms of this Agreement and the terms of the Sub-Administration Agreement, the terms of this Agreement shall control with respect to the services.

(c)

Notwithstanding anything to the contrary in this Agreement, BNY Mellon shall not be obligated to perform any of the services described in this Agreement, and the Trust shall not be subject to any payment obligations applicable to it in this Agreement (other than any payment obligations incurred prior to termination of the Sub-Administration Agreement), unless the Sub-Administration Agreement, and specifically the provision of registration statement services, is then-currently in effect between the Company and BNY Mellon.

(d)

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(f)	This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

(g)

The names “Sterling Capital Funds” and “Trustees of Sterling Capital Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of February 1, 2011, as amended, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of the Commonwealth of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “Sterling

Capital Funds” entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers designated below on the date and year first above written.

STERLING CAPITAL MANAGEMENT LLC

By:	/s/ Scott Haenni

Name:	Scott Haenni

Title:	Managing Director & COO

STERLING CAPITAL FUNDS, on behalf of each series thereof, separately and not jointly

By:	/s/ James T. Gillespie

Name:	James T. Gillespie

Title:	President

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Ellen Blanchard

Name:	Ellen Blanchard

Title:	Managing Director